Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
May 26, 2009	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON APPOINTS EDWARD A. HJERPE, III

AS NEW PRESIDENT AND CEO

BOSTON — The Board of Directors of the Federal Home Loan Bank of Boston (the Bank) announced today the appointment of Edward A. Hjerpe, III as president and chief executive officer of the Bank.

A 20-year veteran of the banking industry, Mr. Hjerpe is currently serving as the interim chief executive officer of Strata Bank and Service Bancorp, Inc. Prior to joining Strata Bank, Mr. Hjerpe served as senior vice president of Webster Financial Corporation, as well as president and chief operating officer of the Massachusetts and Rhode Island division of Webster Bank N.A. from 2004 to 2007. Webster Financial Corp acquired FIRSTFED AMERICA BANCORP, where Mr. Hjerpe had served as executive vice president, chief operating officer, and chief financial officer from 1997 to 2004. Mr. Hjerpe worked at the Federal Home Loan Bank of Boston from 1988 to 1997, first as senior vice president and director of financial analysis and economic research, and ultimately as executive vice president and chief financial officer.

Mr. Hjerpe has been involved in numerous community, civic, industry, and nonprofit organizations during his career. He currently serves as chair of the board of trustees of St. Anselm College in Manchester, New Hampshire, as well as on the boards of Dental Services of Massachusetts and the United Way of Fall River.

Mr. Hjerpe earned a B.A. in business and economics from St. Anselm College, and an M.A. and Ph.D. in economics from the University of Notre Dame.

“Ed brings to the position his unique, firsthand experience, having served on the Bank’s senior staff in the past, and in leadership positions for three different member institutions of various sizes. He also has extensive knowledge of, and experience in, housing finance and financial markets,” commented Jan Miller, chair of the Bank’s board of directors. “These perspectives will serve the Bank and our membership well as we continue to confront the challenges presented by the credit and mortgage markets going forward.”

Mr. Hjerpe commented, “I am excited to be returning to The Federal Home Loan Bank of Boston after 12 years in the industry. The Bank is a tremendous organization, with great people and a

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great mission. Despite the current state of the economy and financial markets, the Bank remains focused on its primary objective, to be a critical source of liquidity for member financial institutions. I look forward with great enthusiasm to working with our members to support economic, housing, and community-development initiatives across New England.”

The mission of the Federal Home Loan Bank of Boston is to support the residential-mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services. As of March 31, 2009, the Bank had $76.4 billion of assets, including $49.4 billion of advances to its members. Further information on the Bank can be found at www.fhlbboston.com.

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Federal Home Loan Bank of Boston    |    111 Huntington Avenue    |    Boston, MA 02199    |    617-292-9600    |    FAX: 617-292-9645  www.fhlbboston.com